Exhibit 99.1

Euronet Worldwide Reports Third Quarter 2010 Financial Results

LEAWOOD, Kan.--(BUSINESS WIRE)--October 26, 2010--Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ:EEFT), a leading electronic payments provider, today announced its third quarter 2010 financial results.

Euronet's consolidated third quarter 2010 financial highlights included:

  Revenues of $260.2 million, compared to $264.8 million for the third quarter 2009.
  Operating income of $20.3 million, compared to $22.1 million for the third quarter 2009.
  Adjusted EBITDA(1) of $36.9 million, compared to $38.6 million for the third quarter 2009.
  Net income of $21.0 million, or $0.41 diluted earnings per share, compared to net income of $18.9 million, or $0.36 diluted earnings per share, for the third quarter 2009.
  Adjusted cash earnings per share(2) of $0.34, compared to $0.34 for the third quarter 2009.
  Transactions of 430.8 million, compared to 387.3 million for the third quarter 2009.

See the reconciliation of non-GAAP items in the attached supplemental data.

The comparison of results for the third quarter 2010 to the third quarter 2009 was negatively affected by fluctuations in foreign currency values against the U.S. dollar because the Company generates approximately 75% of its revenue from non-U.S. operations. Applying average foreign currency exchange rates from the third quarter 2009 to the third quarter 2010 consolidated results, revenues, operating income and adjusted EBITDA would have been higher by $6.1 million, $1.1 million and $1.8 million, respectively, resulting in a year-over-year increase in revenues of 1%, a decline in operating income of 3% and essentially flat adjusted EBITDA (less than 1% increase).

“I’m proud of the resiliency of our three segments in overcoming a challenging global economic environment to generate adjusted cash earnings per share of $0.34, exceeding guidance by one cent, and matching last year’s third quarter,” said Euronet’s Chairman and Chief Executive Officer, Mike Brown. “After adjusting for the impact of changes in foreign currency exchange rates from the third quarter 2009, most of our operating units across all segments delivered solid results. In the EFT Processing Segment, we continue to be successful in managing costs and generating new business to partially offset lower interchange fees in Poland. In the epay Segment, key markets are experiencing double digit operating income growth, partially offsetting transaction declines and mobile operator rate reductions in the UK and Australia. In the Money Transfer Segment, we continue to benefit from our global expansion initiatives and are reporting increased operating income over last year.”

Segment and Other Results

The EFT Processing Segment reported the following results for the third quarter 2010:

  Revenues of $49.1 million, compared to $50.9 million for the third quarter 2009.
  Operating income of $10.5 million, compared to $12.2 million for the third quarter 2009.
  Adjusted EBITDA of $15.4 million, compared to $17.0 million for the third quarter 2009.
  Transactions of 199.4 million, compared to 188.4 million for the third quarter 2009.

Applying average foreign currency exchange rates from the third quarter 2009 to the third quarter 2010 results, revenues, operating income and adjusted EBITDA would have been higher by $2.8 million, $0.8 million and $1.2 million, respectively, resulting in a year-over-year increase in revenues of 2% and year-over-year decreases in operating income and adjusted EBITDA of 7% and 2%, respectively.

The EFT Processing Segment’s decrease in operating income and adjusted EBITDA was the result of lower Polish interchange fees announced April 27, 2010. This impact was partially offset by a number of positive business developments in the segment, including higher transaction fees in Germany, additional ATMs under management, the benefits of additional value added product offerings and effective cost management. To put into perspective the significance of the positive developments in the EFT Processing business, if the reduction in Polish interchange fees had not occurred, the Segment’s operating income and adjusted EBITDA would have expanded consistent with the year-over-year revenue growth rate. The Company expects higher transaction fees in Germany to be sustained through the end of the year; however, as previously communicated, the benefits of these higher fees are expected to end at some point. Based on recent developments, it appears likely that in the first quarter 2011 the current interbank charge structure will shift to an un-capped market-driven surcharge structure. Under an un-capped market-driven surcharge structure, the Company anticipates that surcharge rates will be considerably lower than current rates; accordingly, it is expected that the EFT Processing Segment’s revenue and operating income will be reduced by approximately $2.5 million per quarter, which will result in an after tax impact of approximately $1.7 million, or $0.03 per share per quarter.

The EFT Processing Segment operated 10,519 ATMs as of September 30, 2010 an increase of 1,046 over 9,473 ATMs as of September 30, 2009.

The epay Segment reported the following results for the third quarter 2010:

  Revenues of $148.0 million, compared to $153.6 million for the third quarter 2009.
  Operating income of $11.9 million, compared to $13.6 million for the third quarter 2009.
  Adjusted EBITDA of $16.1 million, compared to $17.5 million for the third quarter 2009.
  Transactions of 226.6 million, compared to 194.4 million for the third quarter 2009.

The net impact of foreign currency fluctuations on the epay Segment was not significant when comparing year-over-year changes in revenues, operating income and Adjusted EBITDA.

The 17% increase in transaction volumes over the prior year is the result of transaction increases in Germany, Italy, India, and the Company’s ATX subsidiary, as well as the acquisition of epay Brazil; offset by declines in the U.K., Spain and Poland due to economic pressures. Although transactions increased, segment revenues declined due to mobile operator rate decreases in certain markets, most of which were passed through to retailers, and the mix of transactions. The epay segment offers different types of service with associated differences in revenue and cost per transaction. Many services that have relatively low revenue per transaction have higher gross margins as a percentage of revenue. In the third quarter, the volume of transactions in the Segment increased year-over-year, but a shift in the mix of transactions resulted in flat revenue. While revenues decreased, the segment’s gross profits increased due to the contributions of higher gross profit margins on non-mobile products and certain mobile products.

The decline in operating income and adjusted EBITDA was primarily due to an increase of approximately $2.0 million in operating costs, of which the majority was increased bad debt reserves, professional fees and other sales and marketing costs to support initiatives in growth markets.

The segment’s third quarter results reflect the contribution of epay Brazil, a Brazilian prepaid distribution company that was acquired on September 1, 2010. The profit from epay Brazil for the third quarter was mostly offset by acquisition-related professional fees incurred during the quarter. The Company believes that this acquisition provides significant growth opportunities for distribution of prepaid mobile airtime and other prepaid products throughout Brazil and South America, and expects the acquisition to contribute approximately $0.06 to adjusted cash earnings per share during 2011.

As of September 30, 2010, the epay Segment increased its point-of-sale (“POS”) presence to approximately 541,000 POS terminals at 266,000 retailer locations in Europe, Asia Pacific, South America and the U.S.

The Money Transfer Segment reported the following results for the third quarter 2010:

  Revenues of $63.1 million, compared to $60.3 million for the third quarter 2009.
  Operating income of $3.7 million, compared to $2.6 million for the third quarter 2009.
  Adjusted EBITDA of $8.8 million, compared to $7.9 million for the third quarter 2009.
  Transfer transactions of 4.8 million, compared to 4.5 million for the third quarter 2009.

The net impact of foreign currency fluctuations on the Money Transfer Segment was not significant when comparing year-over-year changes in revenues, operating income and adjusted EBITDA.

Transaction growth of 18% from non-U.S. markets outpaced declines in money transfers from the U.S. to Mexico of 3%, resulting in a 5% overall segment revenue growth. While transfers from the U.S. to Mexico declined year-over-year, total transfers from the U.S. posted a slight growth – reversing the general trend of the last two years. Transaction growth across the money transfer business was principally driven by expansion of the agent and correspondent payout networks in new and existing markets and the addition of new products. Operating income and adjusted EBITDA grew significantly more than revenues because growth occurred in more profitable markets and the Company continues to leverage fixed operating costs.

As of September 30, 2010, the Money Transfer Segment increased its presence to 130 countries through a network of approximately 104,900 locations, compared to 81,300 locations as of September 30, 2009.

Corporate and other had $5.8 million of operating expenses for the third quarter 2010 compared to $6.3 million for the third quarter 2009. The reduction in expenses is primarily attributable to lower incentive compensation accruals.

Balance Sheet and Financial Position

The Company’s unrestricted cash on hand decreased to $178.7 million as of September 30, 2010 from $202.6 million as of June 30, 2010 primarily due to the previously reported acquisition of epay Brazil. Euronet’s total indebtedness was $292.4 million as of September 30, 2010 compared to $289.2 million as of June 30, 2010.

Guidance

The Company currently expects adjusted cash earnings per share for the fourth quarter 2010 to be approximately $0.39, assuming foreign currency rates remain stable through the end of the quarter.

Non-GAAP Measures

We believe that adjusted EBITDA and adjusted cash earnings per share provide useful information to investors because they are indicators of the strength and performance of our ongoing business operations. These calculations are used to more fully describe the results of the business and are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies within the payment processing industry.

The Company’s management analyzes historical results adjusted for certain items that are non-cash, non-operational or non-recurring. Management believes the exclusion of these items provides a more complete and comparable basis for evaluating the underlying business unit performance. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

(1) Adjusted EBITDA is defined as operating income excluding depreciation, amortization, share-based compensation expenses and other non-recurring items. Although these items are considered operating costs under U.S. GAAP, these expenses primarily represent non-cash current period allocations of costs associated with long-lived assets acquired in prior periods. Similarly, expense recorded for share-based compensation does not represent a current or future period cash cost.

(2) Adjusted cash earnings per share is defined as diluted U.S. GAAP earnings per share excluding the tax-effected impacts of: a) foreign exchange gains or losses, b) discontinued operations, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense, and h) other non-operating or non-recurring items. Adjusted cash earnings per share includes shares potentially issuable in settlement of convertible bonds or other obligations, if the assumed issuances are dilutive to adjusted cash earnings per share.

Conference Call and Slide Presentation

Euronet Worldwide will host an analyst conference call on Wednesday, October 27, 2010, at 9:00 a.m. U.S. Eastern Time to discuss these results. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (non-USA). The conference call will also be available via webcast at www.euronetworldwide.com or http://ir.euronetworldwide.com. Participants should go to the website at least 5 minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at www.euronetworldwide.com or http://ir.euronetworldwide.com. To dial in for the replay, the call-in number is 800-642-1687 (USA) or +1-706-645-9291 (non-USA). The replay passcode is 13642252. The call and webcast replay will be available for one month.

About Euronet Worldwide, Inc.

Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services; card issuing and merchant acquiring services; software solutions; consumer money transfer and bill payment services; and electronic distribution for prepaid mobile airtime and other electronic payment products.

Euronet’s global payment network is extensive — including 10,519 ATMs, approximately 56,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 30 countries; card software solutions; a network of approximately 541,000 POS terminals at approximately 266,000 retailer locations in 29 countries; and a consumer-to-consumer money transfer network of approximately 104,900 locations serving 130 countries. With corporate headquarters in Leawood, Kansas, USA, and 40 worldwide offices, Euronet operates and processes transactions from 50 countries and serves clients in approximately 150 countries. For more information, please visit the Company’s website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet’s or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions; technological developments affecting the market for the Company’s products and services; foreign currency exchange fluctuations; the Company’s ability to renew existing contracts at profitable rates; and changes in laws and regulations affecting the Company's business, including immigration laws. These risks and other risks are described in the Company’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC’s Edgar website or by contacting the Company or the SEC. Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Consolidated Statements of Income
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2010	2009

Revenues:
EFT Processing	$49.1	$50.9
epay	148.0	153.6
Money Transfer	63.1	60.3
Total revenues	260.2	264.8

Operating expenses:
Direct operating costs	167.4	173.5
Salaries and benefits	35.0	34.7
Selling, general and administrative	23.2	20.1
Depreciation and amortization	14.3	14.4
Total operating expenses	239.9	242.7
Operating income	20.3	22.1

Other income (expense):
Interest income	0.8	0.6
Interest expense	(5.0)	(6.1)
Income from unconsolidated affiliates	-	0.5
Gain on dispute settlement	3.1	-
Gain on sale of investment securities	-	1.8
Foreign exchange gain, net	9.0	7.8
Total other income (expense), net	7.9	4.6
Income from continuing operations before income taxes	28.2	26.7

Income tax expense	(7.1)	(8.1)

Income from continuing operations	21.1	18.6

Discontinued operations, net	-	0.5

Net income	21.1	19.1
Net income attributable to noncontrolling interests	(0.1)	(0.2)
Net income attributable to Euronet Worldwide, Inc.	$21.0	$18.9

Earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted
Continuing operations	$0.41	$0.35
Discontinued operations	-	0.01
Earnings per share	$0.41	$0.36

Diluted weighted average shares outstanding	51,539,150	51,906,902

EURONET WORLDWIDE, INC.
Consolidated Condensed Balance Sheets
(unaudited - in millions)

	As of	As of
	September 30,	December 31,
	2010	2009

ASSETS
Current assets:
Cash and cash equivalents	$178.7	$183.5
Restricted cash	102.2	73.1
Inventory - PINs and other	58.5	87.7
Trade accounts receivable, net	266.1	282.9
Other current assets, net	40.4	31.4

Total current assets	645.9	658.6

Property and equipment, net	93.7	96.6
Goodwill and acquired intangible assets, net	624.0	617.6
Other assets, net	46.8	39.9

Total assets	$1,410.4	$1,412.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and other current liabilities	$504.0	$486.0
Short-term debt obligations	5.4	5.6

Total current liabilities	509.4	491.6

Debt obligations, net of current portion	284.9	320.3
Capital lease obligations, net of current portion	2.1	2.0
Deferred income taxes	25.4	23.9
Other long-term liabilities	8.5	8.4

Total liabilities	830.3	846.2

Equity	580.1	566.5

Total liabilities and equity	$1,410.4	$1,412.7

EURONET WORLDWIDE, INC.
Reconciliation of Net Income to Adjusted EBITDA
(unaudited - in millions)

	Three months ended September 30, 2010

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$21.1

Add: Income tax expense					7.1
Deduct: Total other income, net					(7.9)

Operating income (loss)	$10.5	$11.9	$3.7	$(5.8)	20.3

Add: Depreciation and amortization	4.9	4.2	5.1	0.1	14.3
Add: Share-based compensation	-	-	-	2.3	2.3

Earnings (loss) before interest, taxes, depreciation,
amortization and share-based compensation
(Adjusted EBITDA)	$15.4	$16.1	$8.8	$(3.4)	$36.9

	Three months ended September 30, 2009

	EFT		Money	Corporate
	Processing	epay	Transfer	Services	Consolidated

Net income					$19.1

Deduct: Income from discontinued operations, net					(0.5)
Add: Income tax expense					8.1
Deduct: Total other income, net					(4.6)

Operating income (loss)	$12.2	$13.6	$2.6	$(6.3)	$22.1

Add: Depreciation and amortization	4.8	3.9	5.3	0.4	14.4
Add: Share-based compensation	-	-	-	2.1	2.1

Earnings (loss) before interest, taxes, depreciation,
amortization and share-based compensation
(Adjusted EBITDA)	$17.0	$17.5	$7.9	$(3.8)	$38.6

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Cash Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	September 30,
	2010		2009

Net income attributable to Euronet Worldwide, Inc.	$21.0		$18.9
1.625% convertible debt interest, net of tax	-		0.8	(1)

Income applicable for common shareholders	21.0		19.7

Foreign exchange gain, net of tax	(8.9)		(7.6)
Intangible asset amortization, net of tax	4.6		4.7
Share-based compensation, net of tax	2.2		2.0
Non-cash 3.5% convertible debt accretion interest, net of tax	1.8		1.6
Gain on dispute settlement	(3.1)		-
Discontinued operations, net of tax	-		(0.4)
Gain on investment securities and related adjustments	-		(2.3)
Non-cash GAAP tax expense	0.4		0.5

Adjusted cash earnings	$18.0	(2)	$18.2	(2)

Adjusted cash earnings per share - diluted (2)	$0.34		$0.34

Diluted weighted average shares outstanding	51,539,150		51,906,902

Effect of assumed conversion of convertible debentures (1)	-		1,313,640
Effect of unrecognized share-based compensation on diluted shares outstanding	808,175		848,615
Adjusted diluted weighted average shares outstanding	52,347,325		54,069,157

(1) As required by U.S. GAAP, the interest cost and amortization of the convertible debt issuance cost are excluded from income for the purpose of calculating diluted earnings per share for any period when the convertible debentures, if converted, would be dilutive to earnings per share. Further, the convertible shares are treated as if all were outstanding for the period. Although the assumed conversion of the 1.625% convertible debentures was not dilutive to the Company's GAAP earnings per share for the third quarter 2009, it was dilutive to the Company's adjusted cash earnings per share. Accordingly, the interest cost and amortization of the convertible debt issuance cost are excluded from income and the convertible shares are treated as if all were outstanding for the period.

(2) Adjusted cash earnings and adjusted cash earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, earnings per share computed in accordance with U.S. GAAP.

CONTACT:
Euronet Worldwide, Inc.
Sean Keenan, +1-913-327-4200